                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (AMENDMENT NO. 2)

                          Medstone International, Inc.
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                                (Name of Issuer)

                         Common Stock, $0.004 Par Value
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                         (Title of Class of Securities)

                                    58505C101
             ------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2003
             ------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               / / Rule 13d-1(b)

                               /X/ Rule 13d-1(c)

                               / / Rule 13d-1(d)



                                   Page 1 of 4

                               -----------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 58505C101                    13G/A                   PAGE 2 OF 4 PAGES
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1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Lloyd I. Miller, III                         ###-##-####
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2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A) / /
                                                                        (B) / /
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3         SEC USE ONLY

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4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
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                    5        SOLE VOTING POWER
  NUMBER OF
   SHARES                    ***
BENEFICIALLY        ------------------------------------------------------------
  OWNED BY          6        SHARED VOTING POWER
    EACH
  REPORTING                  ***
   PERSON           ------------------------------------------------------------
    WITH            7        SOLE DISPOSITIVE POWER

                             ***
                    ------------------------------------------------------------
                    8        SHARED DISPOSITIVE POWER

                             ***
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9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          ***
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10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /
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11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          ***
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12        TYPE OF REPORTING PERSON

          IN-IA-OO
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*SEE INSTRUCTIONS BEFORE FILLING OUT!
***SEE ITEM 5 HEREIN

Item 1(a).   Name of Issuer:                        Medstone International, Inc.

Item 1(b).   Address of Issuers's Principal
             Executive Offices:                     100 Columbia, Suite 100
                                                    Aliso Viejo, CA 92656

Item 2(a).   Name of Person Filing:                 Lloyd I. Miller, III

Item 2(b).   Address of Principal Business Office
             or, if None, Residence:                4550 Gordon Drive,
                                                    Naples, Florida 34102

Item 2(c).   Citizenship:                           U.S.A.

Item 2(d).   Title of Class of Securities:          Common Stock

Item 2(e).   CUSIP Number:                          58505C101

Item 3.      IF THIS STATEMENT IS FILED PURSUANT
             TO RULE 13d-1(b) OR 13d-2(b) or (c),
             CHECK WHETHER THE PERSON FILING IS A:

             Not Applicable, this statement is filed pursuant to 13d-1(c)

Item 4.      OWNERSHIP: See Item 5 below.

Item 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

             Not Applicable

Item 7.      IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
             THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

             Not Applicable

Item 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

             Not Applicable

Item 9.      NOTICE OF DISSOLUTION OF GROUP:

             Not Applicable

Item 10.     CERTIFICATION:

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      Dated: February 3, 2004
                                               /s/ Lloyd I. Miller, III
                                            -------------------------------
                                                  Lloyd I. Miller, III